CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated January 27, 2017, relating to the financial statements and financial highlights of Gerstein Fisher Funds, comprising Gerstein Fisher Multi-Factor Growth Equity Fund, Gerstein Fisher Multi-Factor International Growth Equity Fund, and Gerstein Fisher Multi-Factor Global Real Estate Securities Fund, each a series of the Trust For Professional Managers, for the year ended November 30, 2016, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

Cohen & Company, Ltd.
Cleveland, Ohio
March 17, 2017